EXHIBIT 99.1

First Horizon wraps up 2017 with strong momentum

Capital Bank merger successfully closed in fourth quarter

MEMPHIS, Tenn., Jan. 19, 2018 (GLOBE NEWSWIRE) -- Fundamentals remained strong in 2017 at First Horizon National Corp. (NYSE:FHN), driven by solid growth trends in loans and deposits at First Tennessee Bank, as well as the closing of the Capital Bank transaction. Reported earnings per share were $0.65 in 2017, compared to $0.94 in 2016. On an adjusted basis, earnings per share in 2017 were $1.111, excluding the impact from tax reform, other tax adjustments and acquisition expense, as well as other notable items. Reflected in the fourth quarter results are the previously announced $1,000 bonuses to approximately 70 percent of First Horizon employees, and a contribution of $16.5 million to the company’s Foundation.

During the fourth quarter, First Horizon completed the merger with Capital Bank that had been announced in May, 2017, resulting in a $41 billion asset organization with more than 350 branches serving the Southeast. While the Capital Bank merger closed late in the quarter, significant progress has been made on integration planning. Further, our expectations of revenue and cost synergies have increased over the past six months.

“The fourth quarter caps an outstanding and transformative 2017. Our adjusted core results were strong with continued robust customer activity,” said Bryan Jordan, First Horizon’s chairman and CEO. “We closed our merger with Capital Bank, the largest in our company’s history, significantly expanding our balance sheet, customers, markets and opportunities, all as we identified greater cost savings and revenue opportunities than originally announced. We begin 2018 with momentum and confidence in our abilities to create value for our communities, customers and shareholders.”

2017 Financial Highlights (all comparisons vs 2016)

Diluted EPS / Adjusted EPS[1] $0.65 / $1.11	ROA / Adjusted ROA[1] 0.59% / 0.96%	ROTCE1 / Adjusted ROTCE[1] 7.2% / 12.6%

Regional Banking Highlights

  Pre-tax income up 36 percent
  Revenue up 12 percent from increased net interest income and higher fee income
  ·  Net interest income up 14 percent, primarily from higher loan volume with the Capital Bank acquisition and growth in specialty lending areas
  ·  Fee income up 4 percent, reflects growth in brokerage, trust and other services
  Average loans up 13 percent and average deposits up 11 percent

Other Highlights

  Fixed income average daily revenue at $696,000 in 2017
  Net interest margin expanded to 3.12 percent from 2.94 percent
  Loan loss provision at $0 in 2017, reflects continued strong performance in both the commercial and consumer portfolios
  Period-end assets of $41 billion

1These non-GAAP numbers that are reconciled to reported GAAP numbers in the non-GAAP table that follows

CONSOLIDATED SUMMARY RESULTS

				4Q17 Changes vs.		Twelve Months Ended		2017 vs.
(Dollars in thousands, except per share data)	4Q17	3Q17	4Q16	3Q17	4Q16	2017	2016	2016
Income Statement Highlights
Net interest income	$242,088	$209,817	$195,551	15%	24%	$842,314	$729,084	16%
Noninterest income	133,053	112,411	124,209	18%	7%	489,627	551,100	(11)%
Securities gains/(losses), net	137	6	(132)	NM	NM	592	1,341	(56)%
Total revenue	375,278	322,234	319,628	16%	17%	1,332,533	1,281,525	4%
Noninterest expense	346,670	236,869	237,897	46%	46%	1,023,661	925,204	11%
Provision for loan losses	3,000	—	—	NM	NM	—	11,000	NM
Income before income taxes	25,608	85,365	81,731	(70)%	(69)%	308,872	345,321	(11)%
Provision for income taxes	73,989	13,596	24,008	NM	NM	131,892	106,810	23%
Net income/(loss)	(48,381)	71,769	57,723	NM	NM	176,980	238,511	(26)%
Net income attributable to noncontrolling interest	2,910	2,883	2,879	1%	1%	11,465	11,465	*
Net income/(loss) attributable to controlling interest	(51,291)	68,886	54,844	NM	NM	165,515	227,046	(27)%
Preferred stock dividends	1,550	1,550	1,550	*	*	6,200	6,200	*
Net income/(loss) available to common shareholders	$(52,841)	$67,336	$53,294	NM	NM	159,315	$220,846	(28)%
Common Stock Data
EPS	$(0.20)	$0.29	$0.23	NM	NM	$0.66	$0.95	(31)%
Basic shares (thousands)	265,169	233,749	232,731	13%	14%	241,436	232,700	4%
Diluted EPS	$(0.20)	$0.28	$0.23	NM	NM	$0.65	$0.94	(31)%
Diluted shares (thousands)	265,169	236,340	235,590	12%	13%	244,453	235,292	4%
Period-end shares outstanding (thousands)	326,736	234,231	233,624	39%	40%	326,736	233,624	40%
Cash dividends declared per share	$0.09	$0.09	$0.07	*	29%	$0.36	$0.28	29%
Balance Sheet Highlights (Period-End)
Total loans, net of unearned income	$27,658,929	$20,166,091	$19,589,520	37%	41%
Total deposits	30,629,196	22,099,254	22,672,363	39%	35%
Total assets	41,423,388	29,622,636	28,555,231	40%	45%
Total liabilities	36,842,900	26,739,085	25,850,147	38%	43%
Total equity	4,580,488	2,883,551	2,705,084	59%	69%
Asset Quality Highlights
Allowance for loan losses	$(189,555)	$(194,867)	$(202,068)	(3)%	(6)%
Allowance / period-end loans	0.69%	0.97%	1.03%
Net charge-offs	$8,312	$2,390	$(511)	NM	NM
Net charge-offs (annualized) / average loans	0.15%	0.05%	NM
Non-performing assets (NPA)	$177,156	$140,177	$164,623	26%	8%
NPA % (a)	0.61%	0.66%	0.80%
Key Ratios & Other
Return on average assets ("ROA") (quarters are annualized) (b)	(0.58)%	0.99%	0.80%			0.59%	0.87%
Return on average common equity ("ROE") (quarters are annualized) (c)	(6.73)%	10.79%	9.00%			6.18%	9.60%
Return on tangible common equity ("ROTCE") (quarters are annualized) (d)	(8.78)%	12.17%	9.89%			7.23%	10.59%
Net interest margin (e)	3.27%	3.19%	3.00%			3.12%	2.94%
Efficiency ratio (f)	92.41%	73.51%	74.40%			76.85%	72.27%
Common equity tier 1 ratio ("CET1") (g)	8.68%	10.04%	9.94%
Tier 1 ratio (g)	9.64%	11.20%	11.17%
Market capitalization (millions)	$6,531.5	$4,485.5	$4,674.8

Certain previously reported amounts have been reclassified to agree with current presentation.
NM - Not meaningful * Amount is less than one percent.
(a)  NPAs related to the loan portfolio over period-end loans plus foreclosed real estate and other assets.
(b)  Calculated using net income.
(c)  Calculated using net income available to common shareholders.
(d)  This non-GAAP measure is reconciled to ROE in the non-GAAP to GAAP reconciliation.
(e)  Net interest margin is computed using net interest income adjusted to a fully taxable equivalent ('FTE") basis assuming a statutory federal income tax rate of 35 percent and, where applicable, state income taxes.
(f)   Noninterest expense divided by total revenue excluding securities gains/(losses).
(g)  Current quarter is an estimate; estimate does not include the favorable impact of reclassification from AOCI to retained earnings of approximately $58 million in connection with tax law change per bank regulatory guidance issued on January 18, 2018.

Use of Non-GAAP Measures
Several financial measures in this release are non-GAAP, meaning they are not presented in accordance with generally accepted accounting principles (GAAP) in the U.S. The non-GAAP items presented in this release are adjusted earnings per share ("EPS"), return on tangible common equity ("ROTCE"), adjusted ROTCE, and adjusted return on average assets ("ROA"). These profitability measures are reported to First Horizon’s management and directors through various internal reports. First Horizon’s management believes these measures are relevant to understanding the financial results of First Horizon and its business segments. Non-GAAP measures are not formally defined by GAAP or codified in the federal banking regulations, and other entities may use calculation methods that differ from those used by First Horizon. First Horizon has reconciled each of these measures to a comparable GAAP measure below:

FHN NON-GAAP TO GAAP RECONCILIATION

				Twelve Months Ended
(Dollars and shares in thousands, except per share data)	4Q17	3Q17	4Q16	2017		2016
Average Tangible Common Equity (Non-GAAP)
Average total equity (GAAP)	$3,506,165	$2,866,757	$2,746,828	2,970,308		2,691,478
Less: Average noncontrolling interest (a)	295,431	295,431	295,431	295,431		295,431
Less: Average preferred stock (a)	95,624	95,624	95,624	95,624		95,624
(A) Total average common equity	3,115,110	2,475,702	2,355,773	2,579,253		2,300,423
Less: Average intangible assets (GAAP) (b)	726,958	280,575	213,019	376,306		214,915
(B) Average tangible common equity (Non-GAAP)	$2,388,152	$2,195,127	$2,142,754	2,202,947		2,085,508

Net Income Available to Common Shareholders
(C) Net income/(loss) available to common shareholders (quarters are annualized) (GAAP)	(209,641)	267,148	212,017	159,315		220,846

Ratios
(C)/(A) Return on average common equity ("ROE") (GAAP)	(6.73)%	10.79%	9.00%	6.18%		9.60%
(C)/(B) Return on average tangible common equity ("ROTCE") (Non-GAAP)	(8.78)%	12.17%	9.89%	7.23%		10.59%

Adjusted Net Income Available to Common ("NIAC")/EPS			2017
(Dollars in Millions)			Pre-tax Income	NIAC	Diluted EPS
Reported (GAAP)			$308.9	$159.3	(D)	$0.65 (c)
Mortgage Repurchase Liability			(20.0)	(12.4)
Acquisition Expenses			61.3	38.0
Legal Matters			40.3	29.2
Loss on Equity Securities Repurchase			14.3	8.9
Special Employee Bonuses			9.9	8.2
Tax Reform			N/A	82.0
Capital Loss Valuation/Other			N/A	(42.0)
Adjusted (Non-GAAP)			$414.7	$271.2	(E)	$1.11 (c)

Adjusted Net Income						2017
(Dollars in Millions)
(F) Net income (GAAP)						$177.0
Less: After Tax Impact of Notable Items						(111.8)
(G) Adjusted net income (Non-GAAP)						$288.8

Average Assets
(H) Average Assets (GAAP)						$29,924.8

Average Tangible Common Equity (Non-GAAP)
(I) Average tangible common equity (Non-GAAP)						$2,202.9
Less: Equity impact for notable items (d)						49.2
(J) Adjusted average tangible common equity (Non-GAAP)						$2,153.7

Ratios
(F)/(H) Return on Average Assets ("ROA") (GAAP )						0.59%
(G)/(H) Adjusted ROA (Non-GAAP)						0.96%
(D)/(I) ROTCE (Non-GAAP)						7.2%
(E)/(J) Adjusted ROTCE (Non-GAAP)						12.6%

Numbers may not add to total due to rounding.
(a) Included in Total equity on the Consolidated Balance Sheet.
(b) Includes goodwill and other intangible assets, net of amortization.
(c) Calculated using diluted shares of 244.5 million.
(d) Includes the average annual after-tax impact of $(27.9) million of notable items recognized in second quarter 2017 and $7.1 million of notable items recognized in third quarter 2017.

Conference call

Management will hold a conference call at 8:30 a.m. Central Time today to review earnings and performance trends. There will also be a live webcast accompanied by the slide presentation available in the investor relations section of www.FirstHorizon.com.  The call and slide presentation may involve forward-looking information, including guidance.

Callers wishing to participate may call toll-free starting at 8:15 a.m. CT on Jan. 19 by dialing 888-317-6003 and entering access code 2418560. The number for international participants is 412-317-6061.

Participants can also listen to the live audio webcast with the accompanying slide presentation through the investor relations section of www.fhnc.com. A replay will be available from noon CT on Jan. 19 until midnight CT on Feb. 3. To listen to the replay, dial 877-344-7529 or 412-317-0088. The access code is 10115517. The event also will be archived and available beginning Jan. 20 by midnight CT in the events and presentations section of http://ir.fhnc.com.

Debt Investor Materials
First Horizon expects to post additional materials for debt investors on February 2 in the investor relations section of www.FirstHorizon.com  First Horizon will also provide these materials to analysts at upcoming meetings. The debt investor materials posted may contain forward-looking statements, including guidance, involving significant risks and uncertainties, which will be identified by words such as "believe," "expect," "anticipate," "intend," "estimate," "should," "is likely," "will," "going forward" and other expressions that indicate future events and trends and may be followed by or reference cautionary statements. A number of factors could cause actual results to differ materially from those in the forward-looking information. These factors are outlined in our most recent earnings press release and in more detail in our most current 10-Q and 10-K reports. First Horizon disclaims any obligation to update any of the forward-looking statements that are made from time to time to reflect future events or developments or changes in expectations.

Disclaimers and Other Information

This communication contains forward-looking statements involving significant risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking information. Those factors include general economic and financial market conditions, including expectations of and actual timing and amount of interest rate movements including the slope of the yield curve, competition, ability to execute business plans, geopolitical developments, recent and future legislative and regulatory developments, inflation or deflation, market (particularly real estate market) and monetary fluctuations, natural disasters, customer, investor and regulatory responses to these conditions and items already mentioned in this press release, as well as critical accounting estimates and other factors described in First Horizon's annual report on Form 10-K and other recent filings with the SEC. First Horizon disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included herein or therein to reflect future events or developments or changes in expectations.

About First Horizon

First Horizon National Corp. (NYSE:FHN) provides financial services through its First Tennessee, Capital Bank, FTB Advisors, and FTN Financial businesses. First Horizon operates more than 350 bank locations across the southern U.S. and 28 FTN Financial offices across the entire U.S. Our banking subsidiary was founded in 1864 and has the 14th oldest national bank charter in the country. Our First Tennessee and Capital Bank brands have the largest deposit market share in Tennessee and one of the highest customer retention rates of any bank in the country. We have been ranked by American Banker as No. 5 among the Top 10 Most Reputable U.S. Banks. Our FTB Advisors wealth management group has over 300 financial advisors and about $30 billion in assets under administration. FTN Financial is a capital markets industry leader in fixed income sales, trading and strategies for institutional customers in the U.S. and abroad. We have been recognized as one of the nation’s best employers by Working Mother and American Banker magazines and the National Association for Female Executives. More information is available at www.FirstHorizon.com.

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CONTACT:
First Horizon Investor Relations, Aarti Bowman, (901) 523-4017
First Horizon Media Relations, James Dowd, (901) 523-4305